                                                                Exhibit 10.30

                                                                [TENNECO LOGO]


                                   AGREEMENT

     Tenneco Inc., Tenneco Management Company and Tenneco Packaging Inc. (collectively, the "Company") on the one hand and Paul T. Stecko (the "Employee") on the other hereby agree to the following terms and conditions regarding Employee's separation from service with the Company to assume the position of Chairman of the Board and Chief Executive Officer of Packaging Corporation of America ("PCA"):

1. Employee's employment with Company shall terminate of the date of the contribution of the Containerboard Business to PCA. Effective upon such termination, Employee hereby resigns any and all positions which he held previously with the Company and its affiliates, including without limitation employee benefit plans and trusts sponsored by the Company, except his position as a director of Tenneco Inc.

2. The amounts specified below shall be deemed to be in full satisfaction of any obligation which the Company has or may have to Employee under the letter agreement between the Employee and the Company dated December 3, 1993 and any other rights which the Employee has as an employee of the Company, except: (i) the Employee's accrued benefits under plans maintained by the Company which are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended; and (ii) the Employee's account in the Tenneco Inc. Deferred Compensation Plan which will be transferred to an equivalent plan maintained by PCA.

3. The amount specified in Section 4c is in full and final payment of all amounts due Employee under the Tenneco Inc. Supplemental Executive Retirement Plan (the "SERP") and the Stecko Special Appendix thereto, and Employee shall not accrue any additional benefits thereunder with respect to his service with PCA.

4.   Company shall pay or cause to be paid to Employee, the following amounts:

a. a severance benefit equal to three times his current annual base salary; and three times target bonus ($1.5 million).

b. a pro rata target bonus for 1999 determined by multiplying $500,000 by a fraction the numerator of which is the number of days which have elapsed from January 1, 1999 through the date of termination and the denominator of which is 365;

c. a lump sum benefit from the SERP determined under the revised Stecko Special Appendix attached hereto as Exhibit A, and

5. All of Employee's Tenneco restricted stock will be vested and all of his performance shares will be deemed earned.

6. Employee hereby releases and covenants not to sue Tenneco or any of its affiliates with respect to his employment or the termination thereof.



                                    SIGNATURES



                                        Sincerely,


                                        /s/ Stephen J. Smith
                                        ------------------------------------
                                        Stephen J. Smith
                                        Vice President, Human Resources



                                        APPROVED BY:

Date:  4/8/99                           /s/ Dana G. Mead
     --------------------------         ------------------------------------
                                        Dana G. Mead
                                        Chairman and Chief Executive Officer



AGREED AND ACCEPTED:


/s/ Paul T. Stecko                      Date:  4/12/99
-------------------------------              -------------------------------
Paul T. Stecko

                            STECKO SPECIAL APPENDIX
                                     TO THE
          TENNECO INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("PLAN")


     This Special Appendix sets forth certain special provisions of the Plan with respect to the benefits of Paul T. Stecko ("Stecko").

     The aggregate monthly pension benefits to which Stecko shall be entitled under the TRP, the Plan and this Special Appendix shall be no less than the amount to which Stecko would have been entitled if Stecko's coverage under International Paper defined benefit plans in effect as of December 3, 1993 had continued from his date of hire with International Paper through October 21, 2002; provided, that (i) assumed final three-year average pay shall be substituted for final five-year average pay; (ii) the Social Security offset shall be disregarded; (iii) he shall be deemed to have attained age 55 except that he shall be deemed to have attained age 58 for purposes of determining early retirement reduction factors; and (iv) adjustment for TRP benefits shall be determined by subtracting TRP normal retirement benefit from the International Paper normal retirement benefit prior to applying early retirement and other factors.

     If Stecko dies before commencing to receive the benefits described hereunder, his beneficiary will receive a death benefit which is the present value of the benefits which he has accrued hereunder as of the date of his death.